SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549
                          Form 8-K
                       CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange
Act of 1934
Date of Report:      June 9, 1999
              GLOBAL DIGITAL INFORMATION, INC.
Utah                                     91-179-3053
(State of incorporation) (IRS Employer Identification
Number)
0-22851 (Commission File Number)
          455 Wards Corner Road, Loveland, OH 45140
          (Address of principal executive offices)
Registrants's telephone number, including area code:
                       (513) 831-6647
(Former name or former address, if changed from last report)
Item 5     Other Events
1.    RESIGNATION OF BOARD OF DIRECTORS AND PRESIDENT/CEO
At the meeting of the Board of Directors, held telephonically, on May 14, 1999, the Board accepted the resignation of the following member from the Board of
Directors:     Newell Crane.
Newell Crane also resigned as President and CEO.
2.     APPROVAL OF REVERSE SPLIT
At a special meeting of the Board of Directors held telephonically on May 14, 1999, the Board of Directors approved a reverse split of the Company's authorized and issued stock of one new share of Company stock for each 80 shares of company stock now issued. The number of authorized stock remains the same. The reverse split is effective June 1, 1999 for shareholders of record on May 14, 1999.
3.     PURCHASE OF ALL SHARES OF MASTERPIECE MEDICAL
At a special meeting of the Board of Directors held on May 14, 1999, the Board of Directors approved the purchase of all stock of Masterpiece Medical, Inc. for two million (2,000,000) shares of the Company's stock. Said stock is to be restricted stock pursuant to Section 4(2) of the Securities Act. The Chairman of the Board of Directors was instructed to negotiate a purchase agreement and merger agreement with Masterpiece Medical.
At a meeting of the Board of Directors held telephonically on June 2, 1999, the Board of Directors accepted the resignation of William Perry and David Munier from the Board of the Company. The Board of Directors approved the following individuals as replacement for the Board of
Directors who had previously resigned:     William Coyne,
M.D., Newell Crane, and Elizabeth Crane. The newly appointed members of the Board of Directors are to serve until the next regular meeting of the shareholders of the Company.
4.  APPROVAL OF PURCHASE AND MERGER.
The board of directors approved the Purchase Agreement and Plan of Merger of Masterpiece Medical which was submitted by the Chairman. In said plan of Purchase Agreement and Plan Of Merger, the Company agrees to purchase all of Masterpiece Medical, Inc., a Delaware corporation, for 2,000 shares of Company Said shares of Company are to be post reverse split shares.
5.  APPOINTMENT OF PRESIDENT AND CEO.
The Board of Directors appointed Newell Crane, MBA, PHD, as President and CEO of the company.
                            Global Digital Information, Inc.
June 9, 1999                By:/s/ Newell Crane, President